EX-35.1
(logo) Deutsche Bank
1761 East St.Andrew Place
Santa Ana, CA 92705-4934

Tel 714 247 6000
Fax 714 247 6009

ANNUAL STATEMENT AS TO COMPLIANCE

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Trustee (a "Certifying Servicer") under the Pooling and Servicing Agreement, dated as of November 1, 2011 (the "Agreement"), by and among, Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Trimont Real Estate Advisors, Inc., as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, Tax Administrator, and Custodian, and Deutsche Bank Trust Company Americas, as Trustee here by certifies in accordance with Section
11.11 of the Agreement:

A) A review of such Certifying Servicer's activities during the preceding calendar year and of such Certifying Servicer's performance under the Agreement has been made under such officer's supervision and
B) That, as to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects during the preceding calendar year.

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee

/s/ David Co
BY: David Co
Title: Director
Date: March 1, 2013